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                        Letter of Agreement
   This Letter of Agreement dated this 31st day of December 1999

                             -BETWEEN-

                          BidBay.com, Inc.
                (Hereinafter referred to as "BidBay")

                               -AND-

                           Donald Dayer
                (Hereinafter referred to as "Dayer")

Whereas BidBay has the right to market preferred and/or common shares of BidBay.com Through a Regulation D offering:

And whereas Dayer wants to market the preferred and/or common shares of BidBay.com on behalf of BidBay:

                            CONDITIONS:

1. BidBay will pay Dayer a monetary commission of 25% on all sales made by him, including any resales after initial sales.
2. Commission to Dayer will be paid on a weekly basis, based on shareholders funds received. Dayer will be responsible for any state and/or federal taxes associated with his compensation.
3. Dayer will provide and run his own office and is responsible for his own rent, telephone, utilities and general office supplies.
4. All leads, clients and shareholders generated by Dayer will remain solely with Dayer and shall not be contacted or solicited by any other party working for, contracted by or associated with BidBay except
      Dayer for the end purpose of, or resulting in, the soliciting or accepting of additional funds or purchasing of shares of BidBay.com or any other company of offering from those leads, clients or shareholders.

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6.    The terms and conditions of this Agreement apply to
      any funds raised privately by BidBay that are assisted by Dayer and do not apply to the company's future public offering.

7. This Agreement can be canceled by each party upon written notice.

This Agreement is effective as of the above written date.

By:                                    By:

/s/ George Tannous                    /s/ Donald Dayer
______________________________        ______________________________
BidBay.com Inc.                       Donald Dayer